Exhibit 10.30

Be Rewarded
pay & recognition

HD SUPPLY

Management Incentive Plan

Plan Document

2009

Be Rewarded
pay & recognition

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2009

HD SUPPLY

Management Incentive Plan

PURPOSE

The HD Supply Management Incentive Plan (“MIP”) is designed to motivate and reward eligible associates and align pay with the successful attainment of business goals.

ELIGIBILITY

An HD Supply Associate is eligible to participate in the MIP plan if the individual is:

•	Assigned to an incentive eligible position in the HD Supply job structure in one of the following career levels; on or before December 1st of the Plan Year:

¡	Manager
¡	Senior Manager
¡	Director
¡	Senior Director
¡	Vice President
¡	Executive

An HD Supply Associate is eligible to receive an award under the MIP plan if they are a:

•	In an incentive eligible position for any portion of the plan year.
•	Active at the time of payout with the exception of involuntary termination (not for cause), retirement, disability or death.
•	Newly hired associate in an incentive eligible position.
•	Associates who transfer into another bonus eligible position, which is also eligible for MIP, may change the target percentage based on the position.
•	Is actively employed by HD Supply as of the date on which the award is paid; or

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PRORATION

The MIP payout will be prorated based upon the number of days the Associate is in an incentive eligible position. The following are reasons why the MIP payout would be prorated:

•	Date of hire
•	Movement between businesses
•	Change in target percentage due to job level change
•	Change in eligibility due to position change
•	Current HD Supply’s leave of absence policies
•	Retirement, death, or disability

PLAN METRICS

Annually, the Company will establish bonus performance measures. Performance measures typically may include:

•	LoB/GSC Performance Multiplier based on financial metrics such as:

¡	EBITDA
¡	Cash Flow

•	Individual Performance Multiplier

¡	Based on the participant’s individual performance and contribution as determined by management

INCENTIVE AWARD CALCULATION

The MIP calculation is as follows:

Example:
Base salary as of fiscal year close:	$80,000.00
MIP Target %:	10%
LoB/GSC Multiplier result:	81%
Individual Performance Multiplier:	105%
Proration:	100%
Payout Amount:	$6,804.00

*The salary used in calculating your incentive payout will typically be as of the last day of the plan year (January 31st).

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** The Proration percentage may be less than 100% for participants eligible less than the full fiscal year.

INDIVIDUAL PERFORMANCE MULTIPLIER

The MIP pool within each LoB/GSC will be distributed based on an Individual Performance Multiplier. The Multiplier can range from 0% and 125% of earned amount.

PLAN EXCEPTIONS

Exceptions to the policies in this Plan document must be:

•	Approved by SVP, Human Resources HD Supply
•	Reviewed by the VP, Compensation and Benefits

DEFINITIONS

Business

Business refers to an individual Line of Business within the HD Supply portfolio

Cash Flow

The excess of cash revenues over cash outlays in a given period of time; not including non-cash expenses.

Company

Company refers to HD Supply

EBITDA

EBITDA is Earnings Before Interest, Tax, Depreciation, and Amortization

Incentive Period

The incentive period represents the fiscal year for the Company.

Performance Rating

Rating submitted during performance management process used to determine whether an associate has met established performance goals and demonstrated the appropriate behavior during the course of meeting those goals.

Plan Year

HD Supply’s fiscal year is typically February 1st through January 31st

Proration

Adjustment in the incentive award amount for an associate eligible for a portion of the performance year (examples: new hires, transfers between businesses, change in career level and leaves of absences).

Salary

The annual pay an Associate receives for performing specific job responsibilities.

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Target

Target is a percent of the Associate’s base salary based on career level

PLAN ADMINISTRATION

The VP, Compensation and Benefits will serve as Plan Administrator. Human Resources and Finance are responsible for developing, implementing and interpreting the incentive plan. In keeping with the objectives of the Plan, the Plan Administrator, Human Resources and Finance will review the Plan periodically to consider changes and improvements that support the objectives of the Plan and that are in the best interest of HD Supply. The Company’s Finance and Human Resources leaders approve all plans prior to implementation and sign off on incentive payments. Compensation will be responsible for payment of the incentive. Final performance results and payouts will be reviewed by and are within the sole discretion of the Company. Disputes shall be submitted and resolved by a review committee consisting of the HD Supply CFO, SVP Human Resources and CEO.

PAYROLL ISSUES

Incentive pay is considered earnings for the 401(k) plan. For Associates enrolled in the 401(k) retirement plan, deductions will be taken from incentive payments based on 401(k) election and applicable legal limits.

TAX IMPLICATIONS

HD Supply typically includes incentive compensation with the Associate’s regular base pay check. Federal and State taxes are withheld at the supplemental rate as mandated/required by Federal and State agencies for incentive/bonus pay. Additionally, Social Security and other Federal or State deductions will also be taken.

LEAVE OF ABSENCE (LOA)

Eligibility and payouts under the plan will adhere to the HD Supply’s Leave of Absence policy.

TERMINATION OF EMPLOYMENT

This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with HD Supply or any Subsidiary and shall not interfere in any way with any right that HD Supply or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of reduction in force, disability, death or leave of absence approved by HD Supply, or in the event of hardship or other special circumstances, of a Participant who is a participant in the Management Incentive Plan that has not been fully earned, the HD Supply Leadership Team may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of HD Supply, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

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WINDFALLS OR OTHER UNFORESEEN ISSUES

When dealing with unforeseen issues, the Company desires to do what is fair for both the Associate and the Company. The company’s Finance leader will provide a recommendation to the CEO for approval as necessary to resolve unforeseen issues. Examples would include, but are not limited to unexpected windfalls, unexpected loss of vital customers through no fault of the Associate or Company, etc.

RIGHT TO CHANGE OR MODIFY THE PLAN

The Company reserves the right to continue, modify, or terminate any compensation program at any time. The Company reserves the right to review and approve exceptions to the plan throughout the plan year.

NO EMPLOYMENT RIGHT

This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with HD Supply or any of its subsidiaries and shall not interfere in any way with any right that HD Supply or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

LIMITATION PERIOD

Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with HD Supply SVP of Human Resources. Any claim must be delivered within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. HD Supply SVP of Human Resources, or his/her designated agent, will notify the Participant of his/her decision in writing as soon as administratively practicable. Claims not responded to by HD Supply Leadership in writing within ninety (90) days of the date the written claim is delivered to HD Supply Leadership shall be deemed denied. HD Supply Leadership’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with HD Supply Leadership and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

CONFIDENTIALITY

The information contained in this document is confidential and may be distributed only to individuals that are active Associates of The Company and participants in the plan, or involved in the approval, processing or payment of incentives under the plan. The plan may be discussed verbally with potential new hire

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